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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 333-101937 of Hartford Life Insurance Company Separate Account Seven on Form N-4, of our report dated February 24, 2012, and dated May 29, 2012 as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in
Note 1 and December 28, 2012 as to the subsequent events discussed in Note 21, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Hartford Life Insurance Company's change in its method of accounting and reporting for costs associated with acquiring or renewing insurance contracts as required by accounting guidance adopted retrospectively, for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, and for other-than-temporary impairments as required by accounting guidance adopted in
2009), and of our report dated April 13, 2012, except for Note 7 as to which the date is December 28, 2012, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Seven as of December 31, 2011, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in
Note 6 for each of the periods presented in the five years then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
December 28, 2012